EXHIBIT 5

                                October 31, 1996


CompScript, Inc.
1225 Broken Sound Parkway, N.W.
Suite A
Boca Raton, FL  33481

         RE: REGISTRATION STATEMENT ON FORM S-8 - COMPSCRIPT, INC. - COMMON STOCK ISSUED PURSUANT TO A CONSULTING AND COMPENSATION AGREEMENTS WITH ADVISORS

Gentlemen:

     This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (the "Commission") with respect to the registration by CompScript, Inc. (the "Company") of an aggregate of 65,000 shares of Common Stock, par value $.0001 per share (the "Common Stock"), issued pursuant to a Consulting Agreement with Shulman & Associates, Inc. and a Compensation Agreement with Atlas, Pearlman, Trop & Borkson, P.A. (the "Agreements").

     In our capacity as special counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Agreements, the Company's Certificate of Incorporation (as amended), By-Laws and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company and we express no opinion thereon.

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CompScript, Inc.
October 31, 1996
Page 2



     Based upon and in reliance of the foregoing, we are of the opinion that the shares of Common Stock when issued in accordance with the terms of the Agreements, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.

                                       Very truly yours,

                                       ATLAS, PEARLMAN, TROP & BORKSON, P.A.